Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” filed by Solaris Oilfield Infrastructure, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: March 13, 2017

/s/ W. Howard Keenan, Jr.
Name: W. Howard Keenan, Jr.